Exhibit 99.1

ALPHA PRO TECH, LTD. ANNOUNCES FIRST QUARTER 2023

FINANCIAL RESULTS

Disposable Protective Garment Sales Increased by 10.6% to $4.4 Million Compared to the Prior Year Period

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	HIR Holdings
Donna Millar	Cameron Donahue
905-479-0654	651-707-3532
e-mail: ir@alphaprotech.com	e-mail: cameron@hirholdings.com

●	Net sales for the first quarter of 2023 were $13.8 million, down 21.9%, compared to $17.7 million for the first quarter of 2022.
o	Building Supply segment sales decreased by $1.6 million, or 15.7%, to $8.6 million, compared to $10.2 million for the three months ended March 31, 2022.
o	Disposable Protective Apparel segment sales decreased by $2.3 million, or 30.4%, to $5.2 million, compared to $7.4 million for the same period of 2022.
o	Disposable protective garment sales increased by 10.6% to $4.4 million, up from $4.0 million in the first quarter of 2022.

●	Cash of $13.8 million and working capital of $50.1 million, with no debt, as of March 31, 2023

Nogales, Arizona – May 9, 2023 – Alpha Pro Tech, Ltd. (NYSE American: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the three month period ended March 31, 2023.

Lloyd Hoffman, President and Chief Executive Officer of Alpha Pro Tech, commented, “The Building Supply segment showed some weakness in sales in the first quarter of 2023, due to a significant decrease in demand for new home starts as a result of interest rate hikes and economic uncertainty, as well as high levels of inventory on the dealer and distributor side. In the first quarter of 2023, single family housing starts were down 28.6% from the first quarter of 2022. Overall, sales of housewrap products and accessories were down only 6.9% compared to the prior year period, which is better than the slowdown in housing starts. Sales of our REX Wrap® and REX Wrap Plus®, our entry-level housewrap products, were down 13.0%, despite the major decrease in housing starts as we have continued to acquire new dealers across the country. Management is encouraged by our growth opportunities in REX™ Wrap Fortis, our premium housewrap line, as we continue to make inroads into the multi-family and commercial construction sector as evidenced by an increase of 21.6% in sales in the first quarter of 2023. This is also evident with a 65% increase in sales of housewrap accessories, REXTREME Window and Door Flashing and REX™ Premium Seam Tape, in the first quarter of 2023. Based on product information provided to a growing number of architects who could specify our products, as well as the number of jobs we are specified on and the growth of additional bids taking place, Management expects that we will see  positive trends relative to the industry for both our entry level and premium housewrap product lines.

Synthetic roof underlayment sales have been significantly affected by the factors mentioned above, as well as a push in the market to reduce product selling prices. Synthetic roof underlayment sales were down 28.7% in the first quarter of 2023 compared to the first quarter of 2022, while our actual volume shipped has not been affected nearly as much due to price reductions. Management believes that as we move into the year, we should see a rebound in sales as excess inventory is alleviated at the dealer and distribution levels. In addition, we are preparing to launch our new line of self-adhered roofing products which we expect will bring additional revenue to our current synthetic roof underlayment line of products.

There is uncertainty in the economy in relation to interest rates and a possible recession and the continued slowdown in building that could impact the Building Supply segment, but we are encouraged regarding the future growth potential for this segment.”

“Sales of disposable protective garments in the first quarter of 2023 were up 10.6% as our channel partners and our end customers are working through their inventory and their ordering patterns return to normal. Face mask and face shield sales declined from $3.5 million in the first quarter of 2022, to $0.8 million in the first quarter of 2023. Last year’s face mask and face shield sales were significantly elevated due to the ongoing demand for COVID-19 products.

During the three months ended March 31, 2023, our Disposable Protective Apparel segment sales and marketing team presented at numerous national trade shows and distributor meetings for the first time in three years. We are at a point where our team is now directly interacting with our channel partners and end-customers on a regular basis. We are also engaged in many product demonstrations and evaluations in the marketplace. To that end, we just signed an agreement with a larger channel partner and together, we expect to open new doors leading to organic growth,” concluded Hoffman.

Net sales

Consolidated sales for the quarter ended March 31, 2023 decreased to $13.8 million, from $17.7 million for the quarter ended March 31, 2022, representing a decrease of $3.9 million or 21.9%. This decrease consisted of decreased sales in both the Building Supply segment of $1.6 million and the Disposable Protective Apparel segment of $2.3 million.

Building Supply Segment:

Building Supply segment sales for the quarter ended March 31, 2023 decreased by $1.6 million, or 15.7%, to $8.6 million, compared to $10.2 million for the quarter ended March 31, 2022. The Building Supply segment decrease during the quarter ended March 31, 2023 was primarily due to a 6.9% decrease in sales of housewrap, a 28.7% decrease in sales of synthetic roof underlayment and a 5.6% decrease in sales of other woven material.

The sales mix of the Building Supply segment for the quarter ended March 31, 2023 was approximately 41% for synthetic roof underlayment, 45% for housewrap and 14% for other woven material. That is compared to approximately 48% for synthetic roof underlayment, 40% for housewrap and 12% for other woven material for the quarter ended March 31, 2022.

Disposable Protective Apparel Segment:

Sales for the Disposable Protective Apparel segment for the quarter ended March 31, 2023 decreased by $2.3 million, or 30.4%, to $5.2 million, compared to $7.4 million for the same period of 2022. This segment experienced an increase of 10.6% in sales of disposable protective garments, offset by a 75.2% decrease in sales of face masks and an 81.0% decrease in sales of face shields.

The sales mix of the Disposable Protective Apparel segment for the quarter ended March 31, 2023 was approximately 85% for disposable protective garments, 11% for face masks and 4% for face shields. This sales mix is compared to approximately 53% for disposable protective garments, 31% for face masks and 16% for face shields for the quarter ended March 31, 2022.

Gross profit

Gross profit decreased by $1.5 million, or 22.7%, to $5.0 million for the quarter ended March 31, 2023, from $6.4 million for the quarter ended March 31, 2022. The gross profit margin was 36.1% for the quarter ended March 31, 2023, compared to 36.5% for the quarter ended March 31, 2022.

The gross profit margin is being negatively affected by inventory purchased during last year, which incurred high ocean freight and other transportation costs. Ocean freight rates have come down significantly since the latter part of the fourth quarter but our lower cost inventory will start to be sold in the coming months. Management expects the gross profit margin to improve in 2023, although continuing inflationary pressures could affect such improvements.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased by $7,000, or 0.2%, to $4.3 million for the quarter ended March 31, 2023, from $4.3 million for the quarter ended March 31, 2022. As a percentage of net sales, selling, general and administrative expenses increased to 31.3% for the quarter ended March 31, 2023, from 24.4% for the same period of 2022, primarily as a result of lower net sales.

The change in expenses by segment for the quarter ended March 31, 2023 was as follows: Disposable Protective Apparel was up $22,000, or 1.8%; Building Supply was up $174,000, or 10.2%; and corporate unallocated expenses were down $189,000, or 13.9%. The increase in the Disposable Protective Apparel segment expenses was primarily related to marketing and sales travel expenses, partially offset by decreased employee compensation. The increase in the Building Supply segment expenses was related to increased employee compensation, insurance and travel expenses, partially offset by decreased commission expense. The decrease in corporate unallocated expenses was primarily due to decreased accrued bonuses, stock option and restricted stock expenses and foreign exchange expense.

Income from Operations

Income from operations decreased by $1.5 million, or 77.9%, to $426,000 for the quarter ended March 31, 2023, compared to $1.9 million for the quarter ended March 31, 2022. The decreased income from operations was primarily due to a decrease in gross profit of $1.5 million, an increase in selling, general and administrative expenses of $7,000 and an increase in depreciation and amortization expense of $31,000. Income from operations as a percentage of net sales for the quarter ended March 31, 2023 was 3.1%, compared to 10.9% for the same period of 2022.

Other Income

Other income increased by $217,000, to $267,000 for the quarter ended March 31, 2023, from $50,000 for the same period of 2022. The increase was primarily due to an increase in equity in income of unconsolidated affiliate of $60,000 and an increase in interest income of $157,000.

Net Income

Net income for the quarter ended March 31, 2023 was $552,000, compared to net income of $1.5 million for the same period of 2022, representing a decrease of $970,000, or 63.7%. The net income decrease comparing the first quarter of 2023 and 2022 was due to a decrease in income from operations of $1.5 million partially offset by an increase in other income of $217,000, resulting in a decrease in income before provision for income taxes of $1.3 million, partially offset by a decrease in provision for income taxes of $311,000. Net income as a percentage of net sales for the quarter ended March 31, 2023 was 4.0%, and net income as a percentage of net sales for the same period of 2022 was 8.6%. Basic earnings per common share for the quarter ended March 31, 2023 and 2022 were $0.05 and $0.12, respectively. Diluted earnings per common share for the quarter ended March 31, 2023 and 2022 were $0.05 and $0.12, respectively.

Balance Sheet

As of March 31, 2023, the Company had cash and cash equivalents (“cash”) of $13.8 million, compared to $16.3 million as of December 31, 2022. The decrease in cash from December 31, 2022 was due to cash used in operating activities of $ 1.7 million, cash used in investing activities of $289,000 and cash used in financing activities of $483,000. Working capital totaled $50.1 million and the Company’s current ratio was 31:1 as of March 31, 2023, compared to a current ratio of 22:1 as of December 31, 2022.

Inventory decreased by $303,000, or 1.2%, to $24.1 million as of March 31, 2023, from $24.4 million as of December 31, 2022. The decrease was due to a decrease in inventory for the Disposable Protective Apparel segment of $181,000, or 1.3%, to $14.2 million and a decrease in inventory for the Building Supply segment of $122,000, or 1.2%, to $9.9 million.

Colleen McDonald, Chief Financial Officer, commented, “During the three months ended March 31, 2023, we repurchased 200,000 shares of common stock under our stock repurchase program at a cost of $833,000. As of March 31, 2023, we had repurchased a total of 19.7 million shares of common stock at a cost of approximately $47.2 million through our repurchase program. We retire all stock upon repurchase. Future repurchases are expected to be funded from cash on hand and cash flows from operating activities. As of March 31, 2023, we had $1.4 million available for additional stock repurchases under our stock repurchase program”

The Company currently has no outstanding debt and believes that the current cash balance will be sufficient to satisfy projected working capital needs and planned capital expenditures for the foreseeable future.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech’s website at http://www.alphaprotech.com.

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potentially,” “may,” “continue,” “should,” “will” and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, expectations regarding order volume, timing of fulfillment of orders, production capacity and our plans to ramp up production and expand capacity, product demand, availability of raw materials and supply chain access, margins, costs, expenditures, cash flows, sources of capital, growth rates and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. Specifically, these factors include, but are not limited to, our exposure to foreign currency exchange risks related to our unconsolidated affiliate operations in India; potential failure to remediate the material weakness in our internal controls; our partnership with a joint venture partner; the effects of the COVID-19 pandemic on our business and operations, the business and operations of those within our supply chain and global economic conditions generally; changes in order volume by our customers; the inability of our suppliers and contractors to meet our requirements; potential challenges related to international manufacturing; the inability to protect our intellectual property; competition in our industry; customer preferences; the timing and market acceptance of new product offerings; changes in global economic conditions; security breaches or disruptions to the information technology infrastructure; risks related to climate change and natural disasters or other events beyond our control; the impact of legal and regulatory proceedings or compliance challenges; and volatility in our common stock price and our investments. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

-- Tables follow --

Condensed Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
	2023	2022 (1)
Assets
Current assets:
Cash and cash equivalents	$13,821,000	$16,290,000
Accounts receivable, net of allowance for doubtful accounts of $35,000 as of March 31, 2023 and $45,000 as of December 31, 2022	8,406,000	5,382,000
Accounts receivable, related party	726,000	1,591,000
Inventories	24,094,000	24,397,000
Prepaid expenses	4,712,000	4,902,000
Total current assets	51,759,000	52,562,000

Property and equipment, net	5,788,000	5,742,000
Goodwill	55,000	55,000
Definite-lived intangible assets, net	1,000	1,000
Right-of-use assets	1,488,000	1,725,000
Equity investment in unconsolidated affiliate	4,964,000	4,718,000
Total assets	$64,055,000	$64,803,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$383,000	$674,000
Accrued liabilities	387,000	833,000
Lease liabilities	903,000	899,000
Total current liabilities	1,673,000	2,406,000

Lease liabilities, net of current portion	632,000	875,000
Deferred income tax liabilities, net	764,000	764,000
Total liabilities	3,069,000	4,045,000
Commitments and contingincies
Shareholders' equity:
Common stock, $.01 par value: 50,000,000 shares authorized; 12,135,556 and 12,226,306 shares outstanding as of March 31, 2023 and December 31, 2022, respectively	122,000	123,000
Retained earnings	62,216,000	62,124,000
Accumulated other comprehensive loss	(1,352,000)	(1,489,000)
Total shareholders' equity	60,986,000	60,758,000
Total liabilities and shareholders' equity	$64,055,000	$64,803,000

(1) The condensed consolidated balance sheet as of December 31, 2022, has been prepared using information from the audited consolidated balance sheet as of that date.

Condensed Consolidated Statements of Income (Unaudited)

	For the Three Months Ended
	March 31,
	2023	2022

Net sales	$13,800,000	$17,661,000

Cost of goods sold, excluding depreciation and amortization	8,818,000	11,219,000
Gross profit	4,982,000	6,442,000

Operating expenses:
Selling, general and administrative	4,313,000	4,306,000
Depreciation and amortization	243,000	212,000
Total operating expenses	4,556,000	4,518,000
Income from operations	426,000	1,924,000

Other income:
Equity in income of unconsolidated affiliate	109,000	49,000
Interest income, net	158,000	1,000
Total other income	267,000	50,000

Income before provision for income taxes	693,000	1,974,000

Provision for income taxes	141,000	452,000

Net income	$552,000	$1,522,000

Basic earnings per common share	$0.05	$0.12

Diluted earnings per common share	$0.05	$0.12

Basic weighted average common shares outstanding	12,150,067	13,058,871

Diluted weighted average common shares outstanding	12,193,602	13,159,490

xxx